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Exhibit 10.41

FORM OF INDEPENDENT CONSULTING AND
CENTRALIZED SERVICES AGREEMENT
(Non-Clinical)
Ensign Facility Services, Inc.

Effective Date:
CONSULTANT:	ENSIGN FACILITY SERVICES, INC., a Nevada corporation
Address:	32232 Paseo Adelanto, Suite 100 San Juan Capistrano, CA 92675
Phone:	(949) 487-9500
Fax:	(949) 487-9300
FACILITY:	[EACH FACILITY OPERATED BY THE ENSIGN GROUP, INC. OR ITS SUBSIDIARIES IS SEPARATELY A PARTY TO THIS FORM OF AGREEMENT]
Address:
Phone:
Fax:
FEIN:

        THIS INDEPENDENT CONSULTING AND CENTRALIZED SERVICES AGREEMENT ("Agreement") is made and entered into by and between the above-named Consultant and Facility as of the Effective Date, with respect to the following facts and intentions:

R E C I T A L S

        A.    Facility is an independent long-term care facility with its own administrative and clinical leadership and staff operating in and from premises located at the address set forth above (the "Facility Premises"), providing inpatient skilled nursing, rehabilitation and therapy services, and other goods and services to the community associated with the long-term care industry; and

        B.    Consultant is a provider of centralized accounting, payroll, legal, human resources, benefits, risk management, purchasing, technology, training, motivation, compliance, credit enhancement, billing and collection services, as well as other goods and services frequently provided by the corporate or regional service centers of multi facility long-term care chains and other businesses, to aid the efficient, competitive and sound operation of individual businesses and facilities like Facility; and

        C.    Facility desires to engage the services of Consultant to assist Facility personnel with the non-care and non-clinical aspects of Facility's operations and activities, in order to permit Facility personnel to more effectively focus on Facility's primary mission of rendering superior long-term care services to the Facility's patients and residents;

        IN CONSIDERATION OF THE PREMISES and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby mutually acknowledge, the parties agree:

TERMS AND CONDITIONS

        1.    Incorporation of Exhibits and Recitals    The Recitals set forth above, as well as the exhibits attached hereto, are incorporated herein by this reference as if fully set forth herein.

        2.    Consultant's Duties    The Consultant agrees to provide such of the following services as Facility, at Facility's option and request from time to time, desires to obtain from Consultant during the term of this Agreement, and to perform its duties hereunder in a good, professional and workmanlike manner. Such duties shall include, without limitation (herein the "Services"):

          2.1.  Consultant's Duties, Generally.

            2.1.1. Consultant will provide Services in substantial conformance to applicable federal and state laws and the established policies of Consultant and Facility in effect from time to time, and Consultant will conduct periodic self-audit/compliance reviews in order to ensure that Consultant substantially complies with federal, state and local statutes and regulations applicable to the provision of the Services. Facility hereby grants to Consultant a limited power of attorney to act in Facility's name and stead for the convenience of Facility and/or Consultant, provided that this power shall not be used except in conjunction with Services under this Agreement.

            2.1.2. Consultant shall make clear to all parties with whom it deals in the course of rendering the Services that it is an independent contractor and not an employer, employee, partner, co-venturer or other affiliate of Facility. At all times while in the Facility, Consultant's employees and representatives shall wear uniforms and/or badges clearly indicating their affiliation with Consultant.

          2.2.    Specific Duties of Consultant.    During the term of this Agreement, Consultant shall provide to Facility and its staff, residents and patients, the specific Services listed on Exhibit A. In the event of any conflict between the terms of Exhibit A and the terms contained in the main body of this Agreement, the terms of Exhibit A shall control. Consultant's duties shall specifically not include (i) the rendition of any direct care to patients or residents, (ii) the rendition of clinical advice for the care or treatment of any particular patient or resident, (iii) maintenance or handling of patient trust property, or (iv) any other service not specifically enumerated herein as a part of the Services and requested by Facility, all of which shall be the sole duty and domain of Facility, its administrators, caregivers and other staff.

        3.    Facility's Duties.    Facility shall:

          3.1.  Operate its business in and from the Facility Premises in substantial compliance with applicable laws and regulations, and maintain all federal and state licenses and certifications required to operate the Facility and provide Services to patients and residents (collectively the "Licenses"). Facility shall perform all duties required of a licensee and provider under applicable local, state and federal laws, codes, regulations and provider agreements affecting the operation of the Facility. Within five (5) days of receipt, Facility shall deliver to Consultant notification of any actual revocation or suspension of its Licenses.

          3.2.  Not unreasonably restrict or limit the Consultant's right to exercise its independent professional judgment, including its right to recommend Services to be rendered and to render such Services using such methods, technologies and procedures as Consultant deems appropriate.

          3.3.  Timely furnish Consultant with such information and materials as might ordinarily be expected for Consultant to perform its duties hereunder. Facility shall be solely responsible to assure the accuracy and completeness of all information provided by Facility and its personnel to Consultant, and Consultant shall be entitled to rely thereon without inquiry or diligence of any kind.

          3.4.  As and to the extent that Consultant's employees and agents require access to the Facility Premises to perform the Services, Facility shall provide adequate working space, equipment and access to Facility's staff for the provision of Services. Equipment and materials placed at the

  Facility by Consultant shall be used exclusively for the purposes of this Agreement. Upon termination or at Consultant's request, Facility shall return equipment and materials, in the same condition as when delivered to Facility, reasonable wear and tear excepted.

          3.5.  In addition to the foregoing, during the term of this Agreement, Facility shall cooperate with Consultant and Consultant's other client facilities and businesses as more fully set forth in Exhibit A.

        4.    Compensation.

          4.1.  For and in consideration of the services to be provided under this Agreement, the Facility shall pay to the Consultant as the "Consultant Compensation" a monthly consulting fee equal to five percent (5.0%) of Facility's gross revenue from all sources. A reasonable estimate of anticipated monthly Consultant Compensation shall be paid on or before the first (1st) day of each month during the Term hereof, and shall be "trued up" at the beginning of the next following month with such following month's estimated payment. Payment for any partial month of the Term shall be prorated based on the number of days during the month that Consultant served under this Agreement. In the event Facility closes or its census is or drops below 60% of licensed capacity during any month during the Term, the Consultant Compensation for any such month or partial month shall be calculated, at Consultant's option, based on historical revenues and patient mix, as if the occupancy were at 60%. At Consultant's option Consultant shall be entitled to deduct the Consultant Compensation from sums collected for Facility by Consultant, and shall provide Facility with invoices (or if paid by deduction accountings) for the monthly fee by the last day of the month following the month of service.

          4.2.  In addition to and not as part of the Consultant Compensation, Facility shall reimburse Consultant for all costs and expenses advanced, incurred or paid by Consultant in the rendition Services.

        5.    Insurance.

          5.1.  Consultant agrees to maintain general liability insurance during the term of this agreement in an amount not less than One Million Dollars ($1,000,000) per claim and Three Million Dollars ($3,000,000) in the aggregate.

          5.2.  Facility agrees to maintain general and professional liability insurance in an amount not less than One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in the aggregate.

          5.3.  Both parties agree to maintain such other and further insurance as may be required by law or the terms of any agreement to which they are parties, including without limitation worker's compensation insurance (where required by law), directors and officers coverage, automobile and similar liability, and property and casualty insurance.

          5.4.  All insurance policies shall (i) be issued by insurance companies with a policyholder rating of at least "B+" in the most recent version of Best's Key Rating Guide, and (ii) for Facility's coverage, be written by companies authorized to do so in the State where the Facility Premises are located. Facility's policies shall additionally (iii) name Ensign Facility Services, Inc. and The Ensign Group, Inc. as "additional insureds," and (iv) provide that they will not be cancelled on less than ten (10) days' prior written notice to Consultant. A current certificate or other acceptable evidence of Facility's insurance shall be timely deposited and kept on file with Consultant during the Term.

        6.    Term and Termination.    The Term of this Agreement shall commence on the Effective Date and continue thereafter for a period of one (1) year. This Agreement shall automatically extend for additional periods of one (1) year each unless written notice of termination is given not less than sixty

(60) days prior to the end of the then-current term. Notwithstanding anything contained herein to the contrary, either party may terminate this Agreement and the Term hereof at any time during the Term upon sixty (60) days written notice; further, in the event of (i) abandonment by a party of its duties hereunder, or (ii) nonpayment of any Consultant Compensation within five (5) days after delivery of invoice or other written demand therefor; or (iii) any breach or violation of this Agreement (other than non-payment of Consultant Compensation) which is not cured within thirty (30) days following delivery of written notice of such breach or violation, (iv) any material violation of law or regulations, or loss or failure of license or licensure, or and violation of the eligibility requirements for reimbursement under any government program by a party, or (v) the occurrence or existence of any condition, practice, procedure, action, inaction or omission of, by or involving a party which, in the reasonable opinion of the other party constitutes either a threat to the health, safety and welfare of any patient or a violation of any law, regulation, requirement, Licenses, eligibility or material agreement governing Facility's or Consultant's operation, then the other party shall have the right to summarily and immediately terminate this Agreement upon written notice to the first party.

        7.     Regulatory Changes. Facility and Consultant mutually agree that in the event local, state or federal government agencies promulgate regulations which materially affect the terms of this Agreement, including but not limited to changes affecting the cost of providing Services hereunder, this Agreement shall be immediately subject to renegotiation upon the initiative of either party.

        8.    Warranties.

          8.1.    Facilities Warranties.    Facility hereby makes the following warranties and representations to Consultant in connection with Consultant's entry into this Agreement, which warranties shall survive the termination of this Agreement:

            8.1.1. Facility is properly licensed by the State in which the Facility's operation(s) is located by the proper licensing and certification authorities for such State, and all permits and licenses required for the operation of Facility's business(es) have been received and are now currently effective.

            8.1.2. As of the Effective Date, except as specifically disclosed on Schedule 7 attached hereto and incorporated herein, there is no litigation, administrative proceedings, event or hold or similar lien on State or Federal payments to Facility, either underway or threatened, nor are their arbitration proceedings or governmental investigations relating to the Facility, or the business conducted thereon underway or threatened against Facility or the Facility

            8.1.3. To the best of Facility's knowledge, the business operations of the Facility at the Commencement Date comply with all local, State and Federal zoning, labor and other applicable laws, ordinances, rules and regulations applicable to the Facility.

            8.1.4. Facility has been duly formed in the state of its domicile and remains in good standing in such state, and (if operating in a state other than its domicile) has been duly registered and authorized to do business in the state where its business operation(s) is located and is in good standing in that state as well.

            8.1.5. Facility is authorized to consummate the transactions covered by this Agreement.

          8.2.    Consultant's Warranties.    Consultant hereby makes the following warranties and representations to Facility in connection with Facility's entry into this Agreement, which warranties shall survive the termination of this Agreement:

            8.2.1. Consultant is a Nevada corporation in good standing, and is registered to do business in, and is in good standing with, the State of California.

            8.2.2. Consultant is authorized to consummate the transactions covered by this Consulting Agreement.

        9.    Licensure, Eligibility and Compliance.

          9.1.  Consultant acknowledges that its activities under this Agreement may be governed by, inter alia, the United States Department of Health and Human Services' Office of the Inspector General's Compliance Program Guidelines for Skilled Nursing Facilities. Consultant represents and warrants that neither Consultant nor any individual or entity with a direct or indirect ownership or control interest of five percent (5%) or more in Consultant, nor any director, officer, agent or employee of such party, is debarred, suspended or excluded under any state or federal healthcare program it is currently eligible to participate in Medicare, Medicaid, and all other federally funded health care programs and is not subject to any sanction or exclusion by any of those programs. Consultant agrees to immediately disclose any actual or threatened federal, state or local investigations or imposed sanctions of any kind, in progress or initiated subsequent to the date of entering into this Agreement. Consultant further represents and warrants that it is not currently sanctioned under any applicable state or federal fraud and abuse statutes, including exclusion from any state or federal health care program. If, during the term of this Agreement, Consultant, its parent, or any officer, director or owner receives such a sanction, or notice of proposed sanction, Consultant shall provide notice of and a full explanation of such sanction or proposed sanction and the period of its duration within ten (10) days of receipt. Facility reserves the right to terminate the Agreement immediately upon receipt of notice that Consultant has been sanctioned under fraud and abuse statutes and/or any other federal, state or local regulation.

          9.2.  If the Facility Premises are located in the state of Texas, Consultant agrees to complete, execute and deliver to Facility upon request a Certification Regarding Debarment, Suspension, Ineligibility and Voluntary Exclusion for Covered Contracts on Form 2046 as promulgated by the Texas Department of Protective & Regulatory Services.

          9.3.  Consultant acknowledges that it has received a copy of Facility's Corporate Compliance Program, and agrees to abide by the provisions thereof governing Vendors and Vendor services.

        10.    Consultant's Schedule and Availability.

          10.1. Consultant shall be reasonably available to the Facility on an on-call basis, and shall spend sufficient time at the Facility Premises each month to fulfill Consultant's duties hereunder.

          10.2. Nothing in this Agreement shall be construed as limiting or restricting in any manner Consultant's right to render the same or similar services to other individuals or entities, including but not limited to, other nursing homes and acute care facilities during or subsequent to the Term of this Agreement; similarly, nothing in this Agreement shall require Facility to exclusively use all of Consultant's services in the Facility during the Term of this Agreement.

          10.3. Consultant's employees and representatives are entitled to be reasonably absent for annual vacations, sick leave, continuing education, and personal reasons; provided that in the event of any absence Consultant shall consult with the Facility concerning the impending absence and cooperate with the Facility in providing alternate resources to Facility to temporarily fulfill Consultant's duties during the period of absence.

        11.    Contractual Relationship.

          11.1.    Independent Contractor.    It is expressly acknowledged by both parties that Consultant is an independent contractor. Nothing herein is intended to be construed to create an employer-employee, partnership, joint venturer or other relationship between Consultant and the Facility. Facility has and shall retain all statutory liability and responsibility for the continued operation of the Facility as the licensee under Facility's Licenses. No provision of this Agreement shall create any right in the Facility to exercise control or direction over the manner or method by which Consultant performs its duties or renders Services hereunder, nor shall Consultant exercise control or direction over the manner or method by which Facility operates or serves its patients and residents; provided always, that services shall be provided in a manner consistent with all applicable laws, rules and regulations of all governmental authorities, and Facility's Corporate Compliance Program. Facility will not withhold from compensation payable to Consultant hereunder, or be in any way responsible for, any sums for income tax, employment insurance, Social Security, or any other agency and Consultant agrees that the payment of all such amounts as may be required by law are and shall be the sole responsibility of Consultant.

          11.2.    Fair Market Value.    The amounts to be paid to Consultant hereunder have been determined by the parties through good faith and arms-length bargaining to be the fair market value of the services to be rendered hereunder. No amount paid or to be paid hereunder is intended to be, nor will it be construed as, an offer, inducement or payment, whether directly or indirectly, overtly or covertly, for the referral of patients by Consultant to Facility, or by Facility to Consultant, or for the recommending or arranging of the purchase, lease or order of any item or service. For purposes of this section, Consultant and Facility will include each such entity and any affiliate thereof. No referrals are required under this Agreement.

          11.3.    Work Product.    The work product created in the course of Consultant's services under this agreement shall be the exclusive property of Consultant, and all manuals, forms, and documents (including without limitation, all writings, drawings, blueprints, pictures, recordings, computer or machine readable data, and all copies or reproductions thereof) which result from, describe or relate to the services performed or to be performed pursuant to this agreement or the results thereof, including without limitation all notes, data, reports or other information received or generated in the performance of this Agreement (excepting data incorporated in medical records required to be kept and maintained by Facility), shall be the exclusive property of Consultant and shall be delivered to Consultant upon request.

          11.4.    Consultant's Employees, Non-Solicitation.    During the term of this Agreement, Facility shall not solicit the services of or hire, as an employee or independent contractor at the Facility, of (i) any Consultant employee, agent or representative who provided, managed or otherwise was involved in the provision of Services to Facility within the previous twelve (12) months (a "Restricted Employee"), or (ii) any business enterprise or other entity in which such Restricted Employee owns a twenty percent (20%) or greater interest. Nothing herein shall preclude Facility from advertising available positions or opportunities by posting in the Facility or through newspaper ads or other generally accepted recruiting mediums. The parties acknowledge that the restrictions set forth in this Article are reasonable in scope and important to Consultant's business interests, and that the enforcement of this Article does not restrict Facility from engaging in Services for its own account. In the event that Facility hires a Restricted Employee, facility shall pay a recruiting fee to Consultant in the amount of Seven Thousand Five Hundred and No/100 Dollars ($7,500.00) per Restricted Employee hired.

          11.5.    HUD Identity-of-Interest Provisions.    In the event that there is any "identity-of-interest" between Facility and Consultant as defined under regulations promulgated by the United States Department of Housing and Urban Development ("HUD"), then upon request of HUD or Facility, Consultant will make available to HUD, at a reasonable time and place, its records and records of identity-of-interest companies which relate to the goods and services charged to the Facility. Records and information will be sufficient to permit HUD to determine the services performed, the dates the services were performed, the location at which the services were performed, the time consumed in providing the services, the charges made for the materials, and the per-unit and total charges levied for said services.

        12.    Indemnification.

          12.1. Facility agrees to defend, indemnify, and hold Consultant, its parent, subsidiaries, affiliated and related companies, directors, officers, employees, and agents, wholly harmless from and against any and all costs (including reasonable attorney's fees) liabilities, claims, losses, lawsuits, settlements, demands, causes, judgments and expenses arising from the performance of this Agreement to the extent that such costs and liabilities result from the negligence or willful misconduct of Facility.

          12.2. Consultant agrees to defend, indemnify, and hold Facility, its parent, subsidiaries, affiliated and related companies, directors, officers, employees, and agents, wholly harmless for, from and against any and all costs (including reasonable attorney's fees), liabilities, claims, losses, lawsuits, settlements, demands, causes, judgments and expenses arising from or connected with Consultant's acts or omissions or the performance of this Agreement, to the extent that such costs and liabilities are alleged to result from the negligence or willful misconduct of Consultant.

          12.3. A party receiving notice of a claim or potential claim shall send written notice to the other within ten (10) business days, and shall fully cooperate in the defense thereof by counsel mutually acceptable to the parties. The parties' rights to indemnification set forth in this Article are non exclusive and are not intended to affect in any way any other rights of the parties to indemnification under applicable federal, state or local laws and regulations.

        13.    Access to Books and Records.    Pursuant to 42 U.S.C. §1395x(V)(1)(I), during the six (6) year period after completion of services hereunder, the Facility will, upon written request, make available to the Secretary of Health and Human Services or to the Comptroller General, or their duly authorized representatives, this Agreement, books, documents, and records that are necessary to certify the nature and extent of costs incurred by the Facility under the provisions of this Agreement. This provision shall be in force for any twelve (12) month period during which the total value of services provided or goods delivered hereunder is Ten Thousand Dollars ($10,000) or more. This section shall have no effect unless Consultant is deemed a "subcontractor" under any regulation adopted under the provision of the United States Code cited above.

        14.    Privacy.

          14.1.    HIPAA Applicability and Compliance.    Facility may be a "Covered Entity" under, and required to comply with, the applicable provisions of the Health Insurance Portability and Accountability Act of 1996 as amended ("HIPAA") and the regulations and guidelines pertaining thereto (collectively with HIPAA the "HIPAA Rules"), and to obtain sufficient assurances that its contracting parties will appropriately safeguard patients' "Protected Health Information" ("PHI") as defined in the HIPAA Rules. In the course of performing Consultant's services, duties and obligations herein, Consultant may receive, create or obtain access to PHI. Consultant agrees to maintain the security and confidentiality of PHI, as required of Facility by applicable laws and regulations, including without limitation the HIPAA Rules, and to execute and deliver such additional documentation and assurances as Facility may reasonably request to comply with HIPAA and any amendments thereto and related laws and regulations.

          14.2.    Correlation of Record Handling Requirements.    In the event of any conflict between the requirements of this Article 13 and/or between the various laws, statutes, ordinances and regulations relating to or otherwise affecting the subject matter thereof, the requirement or applicable law that that presents the most stringent standard for compliance, as reasonably determined by Facility, shall be followed, such that compliance is achieved or maximized in all cases.

          14.3.    Confidential Information.    Consultant shall preserve the confidentiality of all private, confidential and/or proprietary information disclosed to or discovered by Consultant in connection with this Agreement, including, without limitation, nonpublic financial information, manuals, protocols, policies, procedures, marketing, and strategic information, Facility lists, computer software, training materials, resident/patient health information, resident/patient records, and resident/patient care and outcomes data ("Confidential Information") as and to the extent required by law. Consultant shall not use for its own benefit or disclose or otherwise disseminate to third parties, directly or indirectly, any Confidential Information without prior written consent from Facility, provided however that if Consultant grants Facility access to, and Facility uses, Consultant's UItraCars or similar databases or information sharing mechanisms, Facility's information may be provided to similar facilities and Facility hereby grants Facility's consent to such information sharing as a condition to Facility's receipt of access to such mechanisms and the data they contain form time to time. Upon termination of this Agreement, all Confidential Information and copies thereof shall be returned to Facility. Consultant and Facility shall comply with applicable federal, state and local laws and regulations with respect to all Confidential Information, including, but not limited to, any disclosures thereof pursuant to this section.

        15.    Notices.    All notices which are required or which may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered personally or by registered or certified mail, return receipt requested, or by a comparable commercial delivery system, and notice shall be deemed to be given on the date hand-delivered or on the date which is three (3) business days after the date deposited in United States mail, or with a comparable commercial delivery system, with postage or other delivery charges thereon prepaid, at the addresses first set forth above or such other addresses as Facility and Consultant may designate by written notice to the other from time to time. For a notice from Consultant to Facility to be effective, a true and complete copy of such shall be simultaneously delivered by Consultant to notice sent by Consultant to Ensign Facility Services, Inc., Attn: General Counsel, 32232 Paseo Adelanto, Suite 100, San Juan Capistrano, CA 92675, or such other address as Consultant may from time to time specify.

        16.    Arbitration.

          16.1. Any controversy, dispute or claim arising in connection with the interpretation, performance or breach of this Lease, including any claim based on contract, tort or statute, shall be determined by final and binding, confidential arbitration with Judicial Mediation and Arbitration Service ("JAMS/Endispute") in Orange County, California, provided that if JAMS/Endispute (or any successor organization thereto) no longer exists, then such arbitration shall be administered by the American Arbitration Association ("AAA") in accordance with its then-existing Commercial Arbitration Rules, and the sole arbitrator shall be selected in accordance with such AAA rules. Any arbitration hereunder shall be governed by the United States Arbitration Act, 9 U.S.C. 1-16 (or any successor legislation thereto), and judgment upon the award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Neither Landlord, Tenant nor the arbitrator shall disclose the existence, content or results of any arbitration hereunder without the prior written consent of all parties; provided, however, that either party may disclose the existence, content or results of any such arbitration to its partners, officers, directors, employees, agents, attorneys and accountants and to any other Person to whom disclosure is required by applicable Legal Requirements, including pursuant to an order of a court of competent jurisdiction. Unless otherwise agreed by the parties, any arbitration hereunder shall be held at a neutral location selected by the arbitrator in the major metropolitan area in the State closest in proximity to the Leased Property. The cost of the arbitrator and the expenses relating to the arbitration (exclusive of legal fees) shall be borne equally by Landlord and Tenant unless otherwise specified in the award of the arbitrator, in which case such fees and costs paid or payable to the arbitrator shall be included in "reasonable costs and attorneys' fees" for purposes of Section 17.2, and the arbitrator shall specifically have the power to award to the prevailing party pursuant to such Section 17.2 such party's costs and expenses, including fees and costs paid to the arbitrator.

          16.2. NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTES ARISING IN THIS "ARBITRATION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED HEREIN AND BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE SUCH DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW, YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THIS "ARBITRATION OF DISPUTES" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT OF THE PARTIES TO THIS ARBITRATION PROVISION 1S VOLUNTARY.

        BY INITIALING BELOW YOU AFFIRM THAT YOU HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THIS "ARBITRATION OF DISPUTES" PROVISION TO NEUTRAL ARBITRATION.

CONSULTANT	FACILITY

        17.    Miscellaneous.

          17.1. This Agreement has been negotiated by and between Consultant and Facility in arms-length negotiations, and both parties are responsible for its drafting. Both parties have reviewed this Agreement with appropriate counsel, or have waived their right to do so, and the parties hereby mutually and irrevocably agree that this Agreement shall be construed neither for nor against either party, but in accordance with the plain language and intent hereof. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provision hereto, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted. Headings are used herein for convenience only, and shall play no part in the construction of any provision of this Agreement

          17.2. In the event of any dispute between the parties arising under or in relation to this Agreement, the prevailing party in such dispute or litigation shall have the right to receive from the nonprevailing party all of the prevailing party's reasonable costs and attorneys' fees incurred in connection with any such dispute and/or litigation. As used herein, the term "prevailing party" shall refer to that party to this Agreement for whom the result ultimately obtained most closely approximates such party's position in such dispute or litigation.

          17.3. This Agreement shall be governed by the laws of the state in which the Facility Premises are located. Notwithstanding anything contained herein to the contrary, venue for any action involving this Agreement shall lie solely in Orange County, California.

          17.4. Time is of the essence of this Agreement and every term and condition hereof.

          17.5. The waiver by any party hereto of breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach by any party.

          17.6. This Agreement shall binding upon the parties hereto, their heirs, successors and assigns. Notwithstanding the foregoing, the parties mutually acknowledge that a material and substantial consideration in the parties' mutual execution of this Agreement is the identity and reputation of the other party, and each party's subjective perception of the other's value to and compatibility with such party and its officers, employees, facilities and patients. As such, notwithstanding anything contained herein to the contrary, this Agreement and the rights of the parties hereunder are personal to the parties and may not be assigned or subcontracted to, nor shall the duties and responsibilities of either hereunder be delegated to or rendered by, any other person or entity without the express prior written consent of the other party, which consent may be granted or denied, conditionally or unconditionally, by a party in its sole, absolute and unfettered discretion.

          17.7. Notwithstanding the expiration or earlier termination of this Agreement, the obligations and/or liabilities of the parties hereunder, relating to events, occurring during the Term, to which the parties' indemnification obligations under Section 12 apply, shall continue in full force and effect after the Agreement terminates, subject to applicable California statutes of limitation. Additionally, the covenants of the parties under Sections 11.4, 13, 14 and 16 shall survive the termination of this Agreement.

          17.8. This Agreement is solely between the parties hereto, and shall not create any right or benefit in any third party, including without limitation any creditor, agent, partner, employee or affiliate of Current Operator, or any entity or agency having jurisdiction of any of the Licenses, the Facility or the operation of the business therein.

          17.9. This Agreement represents the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes and negates any previous contracts between Facility and Consultant. Facility and Consultant mutually agree that this Agreement may not be modified unless such modification is in writing and signed by both parties.

        IN WITNESS WHEREOF, the parties have affixed their signatures hereto as of the dates set forth below.

CONSULTANT:	FACILITY:
ENSIGN FACILITY SERVICES, INC., a Nevada corporation	[EACH FACILITY OPERATED BY THE ENSIGN GROUP, INC. OR ITS SUBSIDIARIES IS SEPARATELY A PARTY TO THIS FORM OF AGREEMENT]
By:
Gregory K. Stapley Authorized Agent Date
	By:	The Ensign Group, Inc.
A Delaware corporation, its sole member
By:
President Authorized Agent Date:

EXHIBIT A
to
INDEPENDENT CONSULTING AND
CENTRALIZED SERVICES AGREEMENT
(Non-Clinical)

        THIS EXHIBIT A supplements the foregoing INDEPENDENT CONSULTING AND CENTRALIZED SERVICES AGREEMENT (the "Agreement") made and entered into by and between the therein-named Consultant and Facility and forms a part thereof. The specific duties and obligations described herein may or may not be performed by either party, depending upon the needs, preferences and requests of the other from time to time. The lists of duties and activities are not exhaustive, but where certain duties or activities are expressly limited, excluded or proscribed hereby, such activities shall not be requested or performed. Consultant's services shall be rendered on a non-exclusive basis, and Consultant shall have no duty to limit its services solely to Facility. Any service to be rendered by Consultant hereunder may be, at Consultant's sole option, rendered on a joint or "pooled" basis with or to Facility and other clients of Consultant. Consultant may provide any of its services hereunder through the use or assistance of subcontractors, but such subcontractors shall be subject to all of the terms and conditions of this Agreement. Although Consultant shall have discretion to make certain decisions regarding its services for Facility in the day-to-day rendition of such services, Facility shall remain solely responsible for all decisions and actions made by, at, for or involving Facility and the operation of Facility's business.

SPECIFIC SERVICES TO BE RENDERED BY CONSULTANT:

        1.     Accounting.

          A.    Provides regular financial statements, analysis and reports to Facility management and Facility's lenders and customers.

          B.    Provides billing and collections oversight and assistance, including without limitation general compliance counseling, provided however that Facility shall be solely responsible for assessment, billing and collection compliance.

          C.    Tracks lockbox and other revenues, as well as all expenses submitted to Consultant, including without limitation capital projects expenses, and consults on the advisability of major capital expenditures.

          D.    Provides accounts payable processing based on Facility-supplied payables data.

          E.    Provides payroll services based upon Facility-generated payroll data; including without limitation providing separate payrolls for key employee groups as deemed prudent by Consultant or requested by Facility,

          F.     Assists in the preparation and filing of cost reports and other required financial filings and reports.

          G.    Oversees borrowing and other financial relationships and acts as liaison for lenders and outside accounting and financial consultants, and assists in procuring, maintaining and complying with the terms of financing and credit relationships, which may, with Facility's acquiescence AND at Consultant's sole option, be created on a standalone basis for Facility or jointly in concert with some or all of Consultant's other clients.

        2.     Human Resources.

          A.    Procures and assists Facility in administering employee benefits plans as requested by Facility for its employees, such as health, dental, defined benefit, defined contribution, life insurance, disability, employee assistance programs and other benefits which may, with Facility's acquiescence AND at Consultant's sole option, be created on a standalone basis for Facility or jointly or in concert with some or all of Consultant's other clients.

          B.    Provides sample form policy and procedure manuals, employee handbooks and hiring, performance evaluation and disciplinary forms and the like, to facilitate the efficient establishment and conduct of employer-employee relations; provided that all manuals, materials and forms provided in connection therewith shall be and remain the property of Consultant and may not be copied, reproduced, distributed or used other than with the express written permission of Consultant.

          C.    Provides general assistance with human resources, labor and employment questions and issues, including questions related to hiring, disciplining and separation of employees; provided that Consultant shall have no responsibility for hiring, discipline or separation of Facility employees, which responsibility shall be an remain the sole province of Facility.

          D.    Provides periodic inservices and other trainings as requested by Facility, including an annual training meeting or convention for Facility's Administrator and Director of Nursing (which may be offered simultaneously and in conjunction with the annual trainings for other of Consultant's clients), to assist managers and staff in the lawful and efficient conduct of their business affairs; provided that all trainings and materials provided in connection therewith shall be and remain the property of Consultant and may not be copied, reproduced, distributed or used other than with the express written permission of Consultant.

          E.    Provides, as requested by Facility, independent third-party investigation of employment-related allegations of managerial and/or staff misconduct and recommendations (but not directives) with respect thereto.

          F.     Assists Facility in establishing employee sharing arrangements with other facilities or employers, and also in facilitating and implementing Facility employee transfer policies, as requested on a case-by-case basis by Facility.

        3.     Technical & Compliance Resource.

          A.    Provides a delegate to serve as a resource to and advisory member of the Facility's Quality Assurance Committee, who attends and participates in both monthly and special Quality Assurance Committee meetings; provided that such delegate shall be subject to the same obligations of confidentiality as any other member of the Committee, but shall not be allowed to vote or direct the work of the Committee or the Facility.

          B.    Assists Facility management in preparing for, reviewing and responding to the various official surveys and inspections of Facility's premises and clinical practices.

          C.    Participates, solely as an advisory resource and not as a director, manager or decisionmaker, in staff and Facility committee meetings, including without limitation Infection Control, Pharmacy Services, Patient Care Policy Reviews and other meetings, when reasonably requested to do so by the Executive Director, and assists the Executive Director and other Facility management in evaluating the implementation of the recommendations of the Facility's committees.

          D.    Participates, solely as a resource and not as a director, in the development of patient care policies and systems for the Facility.

          E.    Assists in the identification and, where requested by Facility the evaluation, of prospective candidates and contractors to serve in clinical service, nursing, therapy service and other leadership and line staff roles in the Facility. In addition, and at Facility's request and at Facility's sole cost and expense, facilitates the sharing of clinical resource personnel, including specialists, among Facility and other clients of Consultant who wish to obtain such additional personnel and share the cost of hiring, training, and compensating such personnel.

          F.     Assists in designing policies and procedures to periodically review the health status of employees to ascertain freedom from infection, compliance with local and state health regulations for the various specific categories of employees, and proper documentation of compliance.

          G.    Participates, in an advisory capacity, with the utilization review committee to develop norms, standards and criteria for the design and conduct of the committee's medical care evaluation studies. However, Consultant shall not direct in any way the functions of the utilization review committee such as individual patient reviews.

          H.    Participates in the design and periodic evaluation of the Facility's staff development and clinical inservice programs, provided that all manuals, materials and forms provided in connection therewith shall be and remain the property of Consultant and may not be copied, reproduced, distributed or used other than with the express written permission of Consultant

          I.     Provides periodic clinical inservices and other formal and informal trainings as requested by Facility, which may be offered simultaneously and in conjunction with the trainings for other of Consultant's clients. Such trainings shall include no nursing, therapy or direct care services by Consultant's representatives, but may or may not include, without limitation, assistance with resident assessment, charting and similar activities when performed in connection with inservices, survey readiness reviews, mock surveys and other similar clinical consulting and training, in order to assist clinical leadership and staff in the lawful and efficient conduct of caregiving and therapy operations; provided that all trainings and materials provided in connection therewith shall be and remain the property of Consultant and may not be copied, reproduced, distributed or used other than with the express written permission of Consultant.

          J.     Assists in the development, implementation and periodic valuation of certified nursing assistant training programs and other experience-based clinical training activities, whether conducted by Facility or by a third-party educator at Facility's site under a clinical affiliation agreement.

          K.    Provides sample form clinical and therapy policy and procedure manuals, handbooks and forms; provided that all manuals, materials and forms provided in connection therewith shall be and remain the property of Consultant and may not be copied, reproduced, distributed or used other than with the express written permission of Consultant.

        4.     Legal Services.

          A.    Provides general legal counsel consisting of limited legal services and assistance, including litigation management, corporate filings and governance assistance, legal compliance tools, licensing assistance and similar services; provided however that Consultant shall render no legal advice or court representation in any jurisdiction where an employee of Consultant is not licensed to do so unless otherwise permitted by law.

          B.    Provides contract review, processing and general assistance with vendor, customer and other contracts; and Facility hereby authorizes Consultant to negotiate and enter into contracts on Facility's behalf as Facility's agent solely for such limited purpose, but Consultant shall not be bound to perform such contracts for Facility. Consultant is also authorized to include Facility in "pooled" or joint contracts with other of Consultant's clients, provided that in no event shall

  Facility ever be jointly, severally or in any other way authorized, bound or liable for the acts or omissions of Consultant or any other client of Consultant for or under any such contract or arrangement, and the scope of Consultant's authority shall not include obligating Facility in any way for the obligations of Consultant or any other person or entity.

          C.    Provides a designated Corporate Compliance Officer, compliance hotline, compliance manuals and training; provided that all manuals, materials and forms provided in connection therewith shall be and remain the property of Consultant and may not be copied, reproduced, distributed or used other than with the express written permission of Consultant.

          D.    If applicable, provides or arranges for statutory agent services in those states where Facility has a presence but is not domiciled.

          E.    Provides investigation services where complaints or allegations prevent onsite Facility leadership from conducting such investigations.

          F.     Provides periodic legal, compliance, regulatory and similar inservices and other formal and informal trainings as requested by Facility, which may be offered simultaneously and in conjunction with the trainings for other of Consultant's clients. Such trainings shall include no nursing or direct care services by Consultant's representatives, but may or may not include, without limitation, assistance with proper patient charting and similar activities when performed in connection with inservices, medical records, survey readiness reviews, mock surveys and other similar consulting and training, in order to assist clinical leadership and staff in the lawful, prudent and efficient conduct of caregiving operations; provided that all trainings and materials provided in connection therewith shall be and remain the property of Consultant and may not be copied, reproduced, distributed or used other than with the express written permission of Consultant.

          G.    Provides assistance in labor and employment matters, including collective bargaining and other labor relations activities, and processing of state and federal employment (e.g., EEOC, DFEH, OCR, NLRB and similar agencies and programs) claims.

        5.     Risk Management.

          A.    Interfaces with insurance brokers and carriers to procure and maintain necessary and desirable insurance coverages. Consultant may, at Consultant's option and unless Facility objects, provide coverages under "pooled risk arrangements or "blanket" policies that cover other clients of Consultant, and Facility shall pay its allocated share of the premiums for such coverages based on the rating and risk profile of Facility as determined by Consultant, the broker and/or the insurance underwriters setting the premium. In addition, Consultant may provide such services, at Consultant's option, through captives or pooled insurance arrangements with other clients of Consultant or other insureds.

          B.    Provides, itself or through brokers or outside consultants, limited loss prevention evaluations and services.

          C.    Provides worker's compensation coverages, training, resources and systems, which may or may not include, at Consultant's option, assisting Facility, either for Facility's own account with third-party carriers, or under self-insurance certificates issued to Consultant or Facility, to selfinsure for worker's compensation and other risks.

        6.     Information Technology.

          A.    Provides basic technology services, including assistance with computer, peripheral and network installations and troubleshooting where Facility uses hardware and software supported by Consultant.

          B.    Provides centralized Internet, Intranet, and other technology programs and services to promote the efficient, accurate and timely collection and collation of operating and other business data.

          C.    Provides assistance in designing and maintaining web addresses, email services and informational websites for the Facility.

          D.    Provides centralized purchasing and procurement services and counseling for Facility's planning, acquisition and use of technology products and services.

        7.     Miscellaneous Services.

          A.    Provides periodic Administrator-in-Training ("AIT") and Leadership programs, as well as other formal and informal trainings as requested by Facility, which may be offered simultaneously and in conjunction with the trainings for other of Consultant's clients. Such trainings shall include no nursing or direct care services by Consultant's representatives, but may or may not include, without limitation, assistance with filing of nursing home administrator and similar certification and licensing applications, and other similar assistance, consulting and training, in order to assist Facility leadership and staff in obtaining and maintaining necessary and appropriate certifications and licenses; provided that all trainings and materials provided in connection therewith shall be and remain the property of Consultant and may not be copied, reproduced, distributed or used other than with the express written permission of Consultant

          B.    Provides centralized purchasing opportunities from vendors, and service providers; provided that (i) Facility shall not be required to participate on any such purchasing cooperative or arrangement, (ii) Facility shall never be liable for the expenses, acts or omissions of Consultant or other clients of Consultant under such arrangements, but shall be responsible solely for its own purchases thereunder, (iii) catalogs, materials and forms provided in connection therewith shall be and remain the property of Consultant and may not be copied, reproduced, distributed or used other than with the express written permission of Consultant, and (iv) Consultant shall be authorized to act as Facility's agent for the limited purpose of negotiating and entering into such arrangements, but not for actually committing to the ordering of any product or service or the incurrence of any obligation thereunder, which shall be the sole province of Facility.

ADDITIONAL DUTIES TO BE PERFORMED BY FACILITY:

        Without limiting any other duty or obligation of Facility at law or under the Agreement, Facility shall do all of the following:

        8.     Facility shall be solely responsible for (i) naming, managing and documenting the activities of its own Governing Body as required by applicable laws and regulations, (ii) hiring, supervising and evaluating its administrator and other employees, and (iii) overseeing the day-to-day conduct of its business and related activities.

        9.     Facility shall be solely responsible for providing a safe and sanitary environment for patients and personnel.

        10.   Facility shall be solely responsible for (i) operating its business in and from the Facility Premises in substantial compliance with applicable laws and regulations, (ii) maintaining all federal and state licenses and certifications required to operate the Facility and provide Services to patients and residents (iii) performing all duties required of a licensee and provider under applicable local, state and federal laws, codes, regulations and provider agreements affecting the operation of the Facility, and (iv) notifying Consultant of any threatened, pending or actual revocation or suspension of its Licenses.

        11.   Timely furnish Consultant with such information and materials as might ordinarily be expected for Consultant to perform its duties hereunder. Facility shall be solely responsible to assure the accuracy and completeness of all information provided by Facility and its personnel to Consultant, and Consultant shall be entitled to rely thereon without inquiry or diligence of any kind.

        12.   Facility shall not unreasonably restrict or limit Consultant's access to necessary information, and acknowledges Consultant's right to exercise its independent professional judgment, including recommending Services and rendering such Services using such methods, technologies and procedures as Consultant deems appropriate.

        13.   As and to the extent that Consultant's employees and agents require access to the Facility Premises to perform the Services, Facility shall provide adequate working space, equipment and access to Facility's staff for the provision of Services. Equipment and materials placed at the Facility by Consultant shall be used exclusively for the purposes of this Agreement. Upon termination or at Consultant's request, Facility shall return equipment and materials, in the same condition as when delivered to Facility, reasonable wear and tear excepted.

        14.   If requested by Consultant, Facility shall send delegates to Consultant's customer service teams, operator forums, evaluation and other service teams, trainings, and other committees and events as reasonably requested and available. In addition, to the extent available Facility delegates shall from time to time participate, both as trainees and trainers, in training and leadership conferences and events for the benefit of Consultant and others.

        15.   With Facility's acquiescence, and at Consultant's expense to the extent the trainee does not provide value to Facility, Facility agrees to periodically serve as a training site for Consultant's employees, providing (where available) preceptorship and organized training for AITs and other trainees of Consultant. In the event that a compensated trainee does not provide full value to Facility during his/her training program, Consultant shall pay directly, or reimburse Facility for, the portion of the trainee's compensation and training expenses that exceed the reasonable value provided.

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FORM OF INDEPENDENT CONSULTING AND CENTRALIZED SERVICES AGREEMENT (Non-Clinical) Ensign Facility Services, Inc.
R E C I T A L S
TERMS AND CONDITIONS
EXHIBIT A to INDEPENDENT CONSULTING AND CENTRALIZED SERVICES AGREEMENT (Non-Clinical)